Exhibit 99.1

Contact: Dennis Moore

J&J Snack Foods Corp.

856-532-6603

dmoore@jjsnack.com

FOR IMMEDIATE RELEASE

J&J Snack Foods Corp. Acquires

ICEE Distributor In Alabama

Pennsauken, NJ, February 5, 2020 - J & J Snack Foods Corp. (NASDAQ-JJSF) announced today that its wholly owned subsidiary, The ICEE Company, has acquired the assets of BAMA ICEE, based in Birmingham, Alabama. BAMA ICEE does business in Alabama and Georgia with annual sales of approximately $3.5 million.

Dan Fachner, President of The ICEE Company, commented “We are truly excited to announce the acquisition of Bama ICEE. With this purchase we now own the rights to ICEE across the 50 states as well as worldwide. We look forward to continuing to grow and enhance the iconic brand ICEE.”

About The ICEE Company

Founded in 1967, The ICEE Company is the leader and innovator in the frozen beverage industry, offering the most comprehensive frozen beverage package and service network in the beverage and foodservice categories. The brand portfolio includes ICEE, SLUSH PUPPiE, ARCTIC BLAST , PARROT-ICE fruit smoothies, THELMA’s frozen lemonade, Nitro cold brew frozen coffee dispensed out of TWISTED CHILL by ICEE machines, and frozen cocktails. The ICEE Company is also a major service provider to the foodservice category through ICEE Managed Service. The ICEE Company is a subsidiary of J&J Snack Foods Corp. (NASDAQ-JJSF), and operates Service Centers throughout the United States, Mexico, Canada. ICEE is distributed globally across Europe, China, Central America, the GCC and Australia.

About J&J Snack Foods Corp.

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. With nearly twenty manufacturing facilities, and more than $1 billion in annual revenue, J&J Snack Foods Corp. has continued to see steady growth as a company, reaching record sales for 48 consecutive years. The company consistently seeks out opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**SOUR PATCH KIDS is a registered trademark of Mondelçz International group, used under license.